Exhibit 99.2

Contact:	Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
Karl Deonanan, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2789

Quintiles Continues Governance Transition Plan

RESEARCH TRIANGLE PARK, NC – February 6, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) announced today that its Board and principal shareholders have reached agreement on a governance plan to transition the Company’s Board of Directors and its committees to comply with NYSE criteria as a non-controlled company.

Quintiles’ Stockholders Agreement has been amended, calling for the Quintiles Board to be set at nine members, comprised of a majority of independent directors by November 2015. In the interim, the Board size will be increased to 13 to make room for two additional independent directors, the first of whom is Dr. John Leonard, an experienced pharmaceutical development executive, who was appointed to the Board on February 5, 2015. Commencing in November, the Board’s nine members will include the chief executive officer, Dr. Dennis Gillings, CBE, one representative each from Bain Capital and TPG and five additional independent directors.

Gillings to Switch Roles, From Executive Chairman to Director

Dr. Gillings has indicated his desire to transition from his role as Executive Chairman and Chairman of the Quintiles Board at the end of 2015. He will remain on the Board as a director and continue his close association with Quintiles. The Board will go through an appropriate governance process to select a new Chairman during the year, to be in place by January 2016.

“We began our transition in April of 2012 with the hiring of Tom Pike who has provided outstanding leadership as CEO,” said Dr. Gillings. “He extended that leadership with our successful IPO in May 2013. The company is ready on every level, with strong management, a robust growth strategy and effective governance, reflected in this thoughtful Board transition. I look forward to my continuing Quintiles Board duties and partnership with Tom.”

“Quintiles will continue to benefit from the vision and leadership of Dennis Gillings,” said Quintiles Chief Executive Officer Tom Pike. “He is recognized around the world as a pioneer in our industry, and his contributions have only increased over time.”

“It is a sincere privilege to work with Dennis,” Pike continued. “He is a tremendous partner and provides invaluable support and insight as a Board member and shareholder.”

About Quintiles

Quintiles (NYSE: Q), a Fortune 500 company, is the world’s largest provider of biopharmaceutical development and commercial outsourcing services. With a network of more than 32,000 employees conducting business in approximately 100 countries, we helped develop or commercialize all of 2013’s top-100 best-selling drugs on the market. Quintiles applies the breadth and depth of our service offerings along with extensive therapeutic, scientific and analytics expertise to help our customers navigate an increasingly complex healthcare environment as they seek to improve efficiency and effectiveness in the delivery of better healthcare outcomes. To learn more about Quintiles, please visit www.quintiles.com.

Quintiles

4820 Emperor Boulevard

Durham, NC 27703 USA

www.quintiles.com